Exhibit 10.1

TAILORED BRANDS INC.
DEFERRED COMPENSATION PLAN

I. Introduction and Purpose

1.1      Statement of Purpose. The primary purpose of the Plan is to provide for a more competitive pay program to attract and retain key employee talent.

1.2      Top Hat Plan. The Company intends that the Plan constitute an unfunded “top hat” plan maintained for the purpose of providing deferred compensation, as described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

II. Definitions

2.1      Account means the notional account established and maintained by the Plan Administrator on behalf of each Participant to record such Participant’s interest under the Plan. A separate Account will be established for each Award granted to a Participant.

2.2      Affiliate means any entity that, along with the Company, would be considered a single employer under Code Sections 414(b) and 414(c).

2.3      Award means a grant under the Plan of a contribution of deferred compensation to a Participant’s Account. The amount of such Award shall be included in the applicable Award Agreement.

2.4      Award Agreement means the written or electronic agreement between the Company and each Participant that describes the terms and conditions of each Award. An Award Agreement may include the grant of one or more Awards to a Participant. If there is a conflict between the terms of the Plan and the terms of any Award Agreement, the terms of the Plan will govern.

2.5      Award Date means the date on which an Award is granted to a Participant under the Plan. The Award Date shall be included in the applicable Award Agreement.

2.6      Beneficiary means the individual or individuals designated to receive a Participant’s benefit under the Plan in the event of the Participant’s death, as provided in Section 8.3.

2.7      Change in Control has the meaning provided to such term under the Change in Control Plan.

2.8      Change in Control Plan means the Tailored Brands, Inc. Amended and Restated Senior Executive Change in Control Severance Plan.

2.9      Code means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

2.10    Committee means the Compensation and Organizational Development Committee of the Board of Directors of the Company.

2.11    Company means Tailored Brands, Inc.

2.12    Earnings or Losses means the amounts credited or debited to a Participant’s Account pursuant to the provisions of Section 5.2.

2.13    Effective Date means December 18, 2019.

2.14    ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

2.15    Participant means any employee of the Company or an Affiliate that is designated by the Committee to participate in the Plan in accordance with Section 3.1. The term “Participant” also includes any former employee who continues to have an Account maintained under the Plan.

2.16    Plan means the Tailored Brands, Inc. Deferred Compensation Plan, as the same may be amended from time to time.

2.17    Plan Administrator means the individual or committee of individuals appointed by the Committee to administer the Plan in accordance with the provisions of Article VII.

2.18    Termination means a Participant’s separation from service as defined in Code Section 409A, without regard to any special rules.

2.19    Termination for Cause means a Participant’s Termination by the Company if such Participant has committed: (a) gross negligence or willful misconduct in connection with the Participant’s duties or in the course of the Participant’s employment with the Company or any Affiliate; (b) an act of fraud, embezzlement or theft in connection with the Participant’s duties or in the course of the Participant’s employment with the Company or any Affiliate; (c) intentional wrongful damage to property (other than of a de minimis nature) of the Company or any Affiliate; (d) intentional wrongful disclosure of secret processes or confidential information of the Company or any Affiliate which the Participant believes or reasonably should believe will have a material adverse effect on the Company or an Affiliate; or (e) an act leading to a conviction of a felony, or a misdemeanor involving moral turpitude.

2.20    Termination for Good Reason means a Termination by the Participant following the occurrence of any of the following, without the Participant’s consent: (a) a material reduction in the Participant’s status, title, position or responsibilities; (b) a reduction in the Participant’s base salary, unless the base salaries of other Company executives are also reduced due to the Company’s then financial condition; (c) a mandatory relocation of the Participant’s employment with the Company more than fifty (50) miles from the office of the Company where the Participant was principally employed and stationed, except for travel reasonably required in the performance of the Participant’s duties and responsibilities; or (d) any failure to honor any provision of any employment agreement with the Participant, including termination of such employment agreement or effective notice of an election to terminate at the end of the term or the extended term of such employment agreement.

2.21    Total and Permanent Disability means a physical or mental condition which qualifies a Participant for Social Security disability benefits or which qualifies such Participant to continue to receive benefits under the Company’s long-term disability plan after having received such benefits for 12 months.

2.22    Vesting Date means the specific date on which a Participant’s Account becomes vested and nonforfeitable, as designated in the applicable Award Agreement.

III. Eligibility

3.1      Eligibility. An employee of the Company or an Affiliate will become a Participant in the Plan on the date that he or she is designated as a Participant by the Committee and granted an Award hereunder. The Plan is intended to limit participation to a select group of employees of the Company and its Affiliates, as described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

3.2      Cessation of Eligibility. An individual will cease to be a Participant upon his or her Termination or upon a total distribution of all of his or her Accounts under the Plan.

IV. Contributions

4.1      Awards. A Participant’s Account will be credited, as of the applicable Award Date, with the amount of an Award granted to him or her under the Plan. The amount of the Award will be included in the applicable Award Agreement. A separate Account will be established for a Participant to reflect each Award granted to such Participant under the Plan.

V. Accounts

5.1      Account. The Plan Administrator will establish an Account on the books and records of the Plan in the name of each Participant. A Participant’s Account will reflect the amount of an Award granted to the Participant pursuant to Section 4.1, plus or minus any Earnings or Losses on such Award, as described in Section 5.2. At all times, any amounts reflected in a Participant’s Account will represent an unfunded liability of the Plan to such Participant.

5.2      Earnings or Losses. The Plan Administrator will adjust the Participant’s Account for Earnings or Losses on the Award credited thereto from and after the Award Date, determined as if the amount of the Award had been invested in such stocks, bonds, mutual funds or other investments as may be selected by the Participant, which are made available for such purpose by the Committee, to measure the value of the Participant’s Account; provided, however, that if the Participant fails to, or is unable to, select any such investment measure within 30 days after the Award Date, until the Participant makes such selection, the Participant’s Account shall be adjusted for Earnings or Losses, determined as if the amount of the Award had been invested in the qualified default investment alternative applicable to the Participant under the Company’s 401(k) plan, or, if such alternative is unavailable under this Plan, such other investment alternative designated by the Committee. The Participant may change his or her selection of investment measures under this Section 5.2 in accordance with rules established by the Committee. Earnings or Losses on each Award shall accrue commencing on the Award Date and shall continue up to the date benefits under the Plan are fully paid or such Award is forfeited, whichever applies.

5.3      Vesting. A Participant’s Account shall become fully vested and nonforfeitable on the applicable Vesting Date designated in the Award Agreement, provided that the Participant has not incurred a Termination prior to such date. Notwithstanding any provision contained herein, a Participant’s Account shall become fully vested and nonforfeitable in the event of (a) the Participant’s death or Total and Permanent Disability while he or she is employed by the Company or an Affiliate; (b) the Participant’s Termination by the Company other than a Termination for Cause; (c) the Participant’s Termination by the Participant which constitutes a Termination for Good Reason; or (d) following a Change in Control, the occurrence of a Termination of the Participant by the Company other than a Termination for Cause or a Termination by the Participant which constitutes a Termination for Good Reason.

VI. Distributions

6.1      Distribution of Benefits. A Participant’s Account will be distributed at the times and in the manner described in the applicable Award Agreement.

VII. Plan Administration

7.1      Plan Administrator. The Plan will be administered by the individual or committee of individuals appointed by the Committee.

7.2      Powers of the Plan Administrator. The Plan Administrator is charged with the operation and administration of the Plan in accordance with the Plan’s terms and has all the powers necessary to carry out the provisions of the Plan. Any and all determinations, actions or decisions of the Plan Administrator with respect to the administration of the Plan, including without limitation the determination of benefit eligibility and interpretation of Plan provisions, shall be final and conclusive and binding upon all parties having an interest in the Plan. The Plan Administrator may delegate specific responsibilities, obligations, powers or duties as it deems appropriate.

7.3      Indemnification. The Company shall indemnify and defend the Plan Administrator and all directors, managers, officers, employees or representatives of the Company and its Affiliates to the greatest extent permitted by applicable law against any and all claims, losses, damages, expenses (including reasonable attorneys’ fees) and liability arising from any action or failure to act in connection with the administration of the Plan.

VIII. Participants’ Rights

8.1      Participant Rights in the Plan. Any liability of the Plan, the Company and any Affiliate to any Participant with respect to any benefit will be based solely upon the contractual obligations created by the Plan and the applicable Award Agreement. No such obligations will be secured by any pledge or any encumbrance on any property of the Plan, the Company or any Affiliate. The obligations under the Plan and the Award Agreement are unfunded and unsecured promises to pay for all purposes, including without limitation federal income taxes and ERISA. No Participant or Beneficiary has any rights under the Plan other than those of a general unsecured creditor of the Company. The Company may establish a rabbi trust for the benefit of Participants hereunder or otherwise segregate, identify or reserve assets for the purpose of paying benefits under the Plan; provided, however, that any assets segregated, identified or reserved for the purpose of paying benefits pursuant to the Plan remain general corporate assets subject to the claims of the Company’s creditors or, in the case of assets held in a rabbi trust established by the Company, subject to the claims of general creditors to the extent provided in such trust. Neither the Plan nor the Award Agreement create a trust or fiduciary relationship between the Company and any Participant or Beneficiary.

8.2        Restrictions upon Assignment and Creditors’ Claims. No benefit payable under the Plan is subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to actual receipt of such Plan benefit by the Participant or a Beneficiary and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void. No benefit payable under the Plan is subject to attachment, garnishment, execution, levy or other legal or equitable proceeding or process, and any attempt to do so shall be void. Neither the Company nor any Affiliate is in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of any Participant or Beneficiary except as may be required by the tax withholding provisions of the Code or any state’s income tax laws.

8.3        Designation of Beneficiary. Each Participant may designate a Beneficiary to receive any benefits which may become or continue to be payable under the Plan upon or after such Participant’s death by giving a designation in approved form to the Plan Administrator. Successive Beneficiary designations may be made, and the last designation received by the Plan Administrator prior to the death of the Participant will govern. If (a) a Participant fails to designate a Beneficiary, (b) the Plan Administrator determines in its sole discretion that any such designation is illegal or ineffective for any reason or (c) no designated Beneficiary survives the Participant, then the Participant’s benefits under the Plan will be paid to the Participant’s estate.

IX. Company’s Reservation of Rights

9.1      Termination or Amendment of Plan.

(a) The Company retains the right, at any time and in its sole discretion, to amend or terminate the Plan, in whole or in part. Any amendment of the Plan must be (i) approved by the Committee; (ii) in writing; and (iii) executed by an officer or other authorized representative of the Company. Except as provided in Sections 9.1(b) and (c), no amendment of the Plan may impair or curtail the Company’s or an Affiliate’s contractual obligations arising from Awards previously granted for benefits accrued prior to such amendment.

(b) In the event of the termination of the Plan, payment of Accounts will be made at the time and in the manner set forth in Section 6.1, unless such termination meets the requirements of Treasury Regulation Section 1.409A-3(j)(4)(ix). In the event that the Plan is terminated in connection with a change in control, as described in Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), all Accounts will be distributed in a single lump sum payment as soon as practicable after the Plan termination is adopted. In the event that the Plan is terminated without replacement, as described in Treasury Regulation Section 1.409A-3(j)(4)(ix)(C), any Accounts that have not been distributed pursuant to Section 6.1 by the first anniversary of the Plan termination date will be distributed in a single lump sum payment not later than the second anniversary of the Plan termination date.

(c) In the event of a change in law that would result in the Plan being deemed to be a funded plan for tax purposes or for purposes of ERISA, the Company retains the right to amend the Plan to the extent necessary to preserve the status of the Plan as an unfunded plan.

9.2      Accelerated Distribution upon Loss of Tax Deferral. In the event that the Plan fails to satisfy the requirements of Code Section 409A and as a consequence a Participant becomes subject to federal income tax on all or any portion of his or her Account for which such Participant is not then scheduled to receive a distribution under the Plan, the Plan Administrator may accelerate the payment of that portion of the Participant’s Account which the Plan Administrator reasonably determines to be subject to such taxation in a lump sum payable on a date determined by the Plan Administrator.

X. Claims for Benefits

10.1    Claims Review. Any Participant, former Participant or Beneficiary who wishes to request a review of a claim for benefits under the Plan or who wishes an explanation of a benefit or its denial may direct to the Plan Administrator a written request for such review within 120 days of the denial. The Plan Administrator shall respond to the request by issuing a notice to the claimant as soon as possible, but in no event later than 90 days (180 days in special cases) from the date of receipt of the request. This notice furnished by the Plan Administrator shall be written in a manner calculated to be understood by the claimant, shall be posted by first-class mail to the address of record of the claimant and shall include the following:

(a) The specific reason or reasons for any denial of benefits;

(b) The specific Plan provisions on which any denial is based;

(c) A description of any further material or information which is necessary for the claimant to perfect his or her claim and an explanation of why the material or information is needed; and

(d) An explanation of the Plan’s claims appeals procedure.

If the Plan Administrator denies the claim or fails to respond to the claimant’s written request for a review within 180 days of its receipt, the claimant shall be entitled to proceed to the claims appeals procedure described in Section 10.2. If the claimant does not respond to the notice within 60 days from receipt of the notice, the claimant shall be considered satisfied in all respects.

10.2       Appeals Procedure. In the event that the claimant wishes to appeal the claim review denial, the claimant or his or her duly authorized representative may submit to the Plan Administrator, within 60 days of his or her receipt of the notice, a written notification of appeal of the claim denial. The notification of appeal of the claim denial shall permit the claimant or his or her duly authorized representative to utilize the following claim appeals procedures:

(a) To review pertinent documents; and

(b) To submit issues and comments in writing to which the Plan Administrator shall respond.

The Plan Administrator shall furnish a final written decision on formal review not later than 60 days after receipt of the notification of appeal, unless special circumstances require an extension of the time for processing the appeal. In no event, however, shall the Plan Administrator respond later than 120 days after a request for an appeal. The decision on the appeal shall be written in a manner calculated to be understood by the claimant, shall include specific reasons for the decision, and shall contain specific references to the pertinent Plan provisions on which the decision is based.

10.3    Discretion Regarding Claims and Appeals. The Plan Administrator, or any individual or committee to whom responsibility for claims and appeals has been delegated, shall have complete discretion in deciding such claims and appeals and any such decision shall be final, conclusive and binding upon the claimant.

XI. Miscellaneous Provisions

11.1    Tax Withholding. The Company will withhold from any payment made under the Plan such amount or amounts as may be required to be withheld by applicable federal, state or local laws.

11.2    Incapacity. In the event benefits become payable under the Plan after a Participant or Beneficiary becomes incapacitated, such benefits will be paid to the Participant’s or Beneficiary’s legal guardian or legal representative.

11.3    Independence of Plan. Except as otherwise expressly provided herein or in an applicable Award Agreement, the Plan is independent of, and in addition to, any other employment agreement or benefit plan or rights that may exist from time to time between a Participant and the Company or any Affiliate. The Plan is not deemed to constitute a contract of employment between a Participant and the Company or any Affiliate, and no provision of the Plan restricts the right of the Company at any time to discharge a Participant, with or without assigning a reason therefor, or restricts the right of a Participant to terminate his or her employment with the Company or Affiliate.

11.4    Responsibility for Legal Effect. Neither the Plan Administrator, the Company nor any Affiliate makes any representations or warranties, express or implied, or assumes any responsibility concerning the legal, tax or other implications or effects of the Plan.

11.5    Successors, Acquisitions, Mergers, Consolidations. The terms and conditions of the Plan and each Award Agreement inure to the benefit of and bind the Company, the Participants and their respective successors, assigns and personal representatives.

11.6    Controlling Law. The Plan shall be governed by and construed in accordance with the internal laws, and not the law of conflicts, of the State of Texas to the extent not preempted by laws of the United States of America.

11.7    Captions. The captions of the various sections of the Plan are solely for convenience and do not control or affect the meaning or construction of the Plan.

11.8    Code Section 409A. Although the Company makes no guarantee with respect to the treatment of payment of benefits under this Plan, this Plan is intended to comply with the requirements of Code Section 409A and the Treasury Regulations promulgated thereunder, and the Company will interpret, apply and administer this Plan in accordance with this intent. The Company may accelerate the time or schedule of a distribution to a Participant or the Participant’s Beneficiary at any time this Plan fails to meet the requirements of Code Section 409A. Such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A. Notwithstanding the foregoing, none of the Company, its Affiliates, the Committee or their delegates shall have any liability to a Participant or Beneficiary for failure to comply with the requirements of Code Section 409A.

IN WITNESS WHEREOF, the Company has caused the Plan to be executed to be effective as of the Effective Date.

TAILORED BRANDS, INC.

By:	/s/ Jack P. Calandra

Title:	Executive Vice President, Chief Financial Officer